Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated May 1, 2023

Supplementing the Preliminary Prospectus Supplement, dated May 1, 2023

Registration No. 333-271537

HCA Inc.

$1,000,000,000 5.200% Senior Notes due 2028 (the “2028 notes”)

$1,250,000,000 5.500% Senior Notes due 2033 (the “2033 notes”)

$1,000,000,000 5.900% Senior Notes due 2053 (the “2053 notes”)

(collectively, the “notes”)

Pricing Supplement

Pricing Supplement dated May 1, 2023 to HCA Inc.’s Preliminary Prospectus Supplement dated May 1, 2023. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Financial information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by changes described herein. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Terms Applicable to the 2028 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$1,000,000,000

Title of Security	5.200% Senior Notes due 2028

Maturity Date	June 1, 2028

Spread to Treasury	160 basis points

Benchmark Treasury	UST 3.500% due April 30, 2028

Benchmark Treasury Price & Yield	99-12 1⁄4 / 3.636%

Coupon	5.200%

Public Offering Price	99.836% plus accrued interest, if any, from May 4, 2023

Yield to Maturity	5.236%

Interest Payment Dates	June 1 and December 1 of each year, beginning on December 1, 2023

Record Dates	May 15 and November 15 of each year

Net Proceeds to Issuer before Expenses	$992,360,000

CUSIP/ISIN Numbers	CUSIP: 404119 CP2 ISIN: US404119CP27

Optional Redemption

Prior to May 1, 2028, the 2028 notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption, or “make-whole,” price equal to the greater of:

(i) 100% of the aggregate principal amount of the 2028 notes to be redeemed, and

(ii)  an amount equal to the sum of the present value of (a) the payment on May 1, 2028 of principal of the 2028 notes to be redeemed and (b) the payment of the remaining scheduled payments through May 1, 2028 of interest on the 2028 notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 25 basis points plus, in each of (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after May 1, 2028, the 2028 notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of such 2028 notes plus accrued and unpaid interest, if any, to such redemption date.

Terms Applicable to the 2033 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$1,250,000,000

Title of Security	5.500% Senior Notes due 2033

Maturity Date	June 1, 2033

Spread to Treasury	193 basis points

Benchmark Treasury	UST 3.500% due February 15, 2033

Benchmark Treasury Price & Yield	99-11+ / 3.578%

Coupon	5.500%

Public Offering Price	99.932% plus accrued interest, if any, from May 4, 2023

Yield to Maturity	5.508%

Interest Payment Dates	June 1 and December 1 of each year, beginning on December 1, 2023

Record Dates	May 15 and November 15 of each year

Net Proceeds to Issuer before Expenses	$1,241,025,000

CUSIP/ISIN Numbers	CUSIP: 404119 CQ0 ISIN: US404119CQ00

Optional Redemption

Prior to March 1, 2033, the 2033 notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption, or “make-whole,” price equal to the greater of:

(i) 100% of the aggregate principal amount of the 2033 notes to be redeemed, and

(ii)  an amount equal to the sum of the present value of (a) the payment on March 1, 2033 of principal of the 2033 notes to be redeemed and (b) the payment of the remaining scheduled payments through March 1, 2033 of interest on the 2033 notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 30 basis points plus, in each of (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after March 1, 2033, the 2033 notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of such 2033 notes plus accrued and unpaid interest, if any, to such redemption date.

Terms Applicable to the 2053 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$1,000,000,000

Title of Security	5.900% Senior Notes due 2053

Maturity Date	June 1, 2053

Spread to Treasury	233 basis points

Benchmark Treasury	UST 4.000% due November 15, 2052

Benchmark Treasury Price & Yield	103-11 / 3.810%

Coupon	5.900%

Public Offering Price	96.718% plus accrued interest, if any, from May 4, 2023

Yield to Maturity	6.140%

Interest Payment Dates	June 1 and December 1 of each year, beginning on December 1, 2023

Record Dates	May 15 and November 15 of each year

Net Proceeds to Issuer before Expenses	$958,430,000

CUSIP/ISIN Numbers	CUSIP: 404119 CR8 ISIN: US404119CR82

Optional Redemption

Prior to December 1, 2052, the 2053 notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption, or “make-whole,” price equal to the greater of:

(i) 100% of the aggregate principal amount of the 2053 notes to be redeemed, and

(ii)  an amount equal to the sum of the present value of (a) the payment on December 1, 2052 of principal of the 2053 notes to be redeemed and (b) the payment of the remaining scheduled payments through December 1, 2052 of interest on the 2053 notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 35 basis points plus, in each of (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after December 1, 2052, the 2053 notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of such 2053 notes plus accrued and unpaid interest, if any, to such redemption date.

Terms Applicable to the notes

Change of Control	Upon a Change of Control Triggering Event, each Holder may require the Issuer to repurchase at 101%, plus accrued and unpaid interest, if any.

Trade Date	May 1, 2023

Use of Proceeds

We estimate that our net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $3,186,000,000.

We intend to use the net proceeds from this offering for the repayment of near-term maturities and for general corporate purposes. Prior to such repayment, we may temporarily repay borrowings outstanding under our senior secured asset-based revolving credit facility.

Denominations	$2,000 and integral multiples of $1,000

Form of Offering	SEC Registered (Registration No. 333-271537)

Joint Book-Running Managers

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

Capital One Securities, Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

Co-Managers

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

Scotia Capital (USA) Inc.

BNP Paribas Securities Corp.

CIBC World Markets Corp.

DNB Markets, Inc.

PNC Capital Markets LLC

Regions Securities LLC

Settlement Date

May 4, 2023 (T+3)

We expect that delivery of the notes will be made to investors on or about May 4, 2023, which will be the third business day following the date of this pricing term sheet (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents HCA Healthcare, Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from BofA Securities, Inc., NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department, by telephone 1-800-294-1322 or by emailing: dg.prospectus_requests@bofa.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 1-800-831-9146 or by emailing: prospectus@citi.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 1-866-803-9204; or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, by telephone (toll-free): 1-800-645-3751 or by emailing: wfscustomerservice@wellsfargo.com.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary prospectus supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.